Exhibit 3.2

CERTIFICATE OF FORMATION

OF

RURAL/METRO OPERATING COMPANY, LLC

This Certificate of Formation of Rural/Metro Operating Company, LLC (the “Company”) is being duly executed and filed by Rural/Metro Corporation, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. §18-101, et seq.).

1. The name of the limited liability company is Rural/Metro Operating Company, LLC.

2. The address of the registered office of the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of Formation shall be effective at the time of filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on February 24, 2005.

RURAL/METRO CORPORATION

By:	/s/ Michael S. Zarriello
Name:	Michael S. Zarriello
Title:	Senior Vice President and Chief Financial Officer

Contact Information:

Christopher Kevane

Corporate Counsel

c/o Rural/Metro Corporation

9221 E. Via de Ventura

Scottsdale, AZ 85258